Exhibit 3.3

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

DS WATERS OF AMERICA, INC.

1. Name. The name of the Corporation is DS Waters of America, Inc.

2. Address: Registered Office and Agent. The address of the Corporation’s registered office is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.

3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

4. Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is 200, all of which shall be shares of Common Stock with the par value of $0.01 per share.

5. Election of Directors. Unless and except to the extent that the By-laws of the Corporation (the “By-laws”) shall so require, the election of directors of the Corporation need not be by written ballot.

6. Limitation of Liability.

(a) The Corporation shall indemnify, to the fullest extent permitted by Section 145 of the DGCL, each person who is or was a director or officer of the Corporation and the heirs, executors and administrators of such person.

(b) No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission occurring subsequent to the date when this provision becomes effective, except that he or she may be liable (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

7. Adoption, Amendment or Repeal of By-Laws. The Board of Directors of the Corporation is authorized to adopt, amend or repeal the By-laws.

8. Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Section 8.

9. Corporate Opportunity. To the fullest extent permitted from time to time under the DGCL, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are presented to its officers, directors or stockholders other than those officers, directors or stockholders who are employees of the Corporation. No amendment or repeal of this Section 9 shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any acts or omissions of such officer, director or stockholder occurring prior to such amendment or repeal.

* * * *

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

POLYCYCLE SOLUTIONS, LLC

WITH AND INTO

DS WATERS OF AMERICA, INC.

Pursuant to Title 8, Section 264(c) of the Delaware General Corporation Law (the “DGCL”) and Title 6, Section 18-209 of the Delaware Limited Liability Company Act (the “DLLCA”), the undersigned corporation hereby certifies as follows:

FIRST: The name of the surviving corporation is DS Waters of America, Inc., a Delaware Corporation (the “Surviving Corporation”), and the name of the limited liability company being merged into this surviving corporation is PolyCycle Solutions, LLC, a Delaware limited liability company (the “Merging LLC”).

SECOND: The Agreement and Plan of Merger dated as of October 22, 2013 (the “Agreement and Plan of Merger”) has been approved, adopted, certified, executed and acknowledged by the Surviving Corporation and the Merging LLC in accordance with the applicable provisions of the DGCL and the DLLCA, pursuant to which the Merging LLC will merge with and into the Surviving Corporation (the “Merger”).

THIRD: The Merger is to become effective at 12:00 a.m. (New York time) on December 28, 2013.

FOURTH: The Agreement and Plan of Merger is on file at the office of the Surviving Corporation located at 5660 New Northside Drive, Suite 500, Atlanta, GA 30328.

FIFTH: A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation on request and without cost to any stockholder of any constituent corporation or member of any constituent limited liability company.

SIXTH: The Certificate of Incorporation of the Surviving Corporation shall be its Certificate of Incorporation.

* * * *

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate to be signed by an authorized officer on December 18, 2013.

DS WATERS OF AMERICA, INC.

By:	/s/ Thomas J. Harrington
	Name:	Thomas J. Harrington
	Title:	President and CEO

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DS WATERS OF AMERICA, INC.

DS Waters of America, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The legal name of the Company is DS Waters of America, Inc.

SECOND: The Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on October 27, 2006. The Certificate of Incorporation was most recently amended and restated on August 30, 2013 (fee “Amended and Restated Certificate of Incorporation”).

THIRD: This Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Company (this “Certificate of Amendment”) was duly approved, adopted and declared advisable by the written consent of the Board of Directors of the Company in accordance with Sections 141 and 242 of the DGCL.

FOURTH: This Certificate of Amendment was duly approved and adopted by the written consent of the sole stockholder of the Company in accordance with Sections 228 and 242 of the DGCL.

FIFTH: The Amended and Restated Certificate of Incorporation is hereby amended by deleting Article 1 thereof in its entirety and replacing it with the following:

“1. Name. The name of the Corporation is DS Services of America, Inc.”

SIXTH: This Certificate of Amendment shall become effective on March 1, 2014.

IN WITNESS WHEREOF, this Certificate of Amendment has been duly executed by an authorized person as of the 25 day of February, 2014.

DS WATERS OF AMERICA, INC.

By:	/s/ Ryan K. Owens
Ryan K. Owens, Chief Legal Officer and Secretary